Exhibit 3.109

Secretary of State Corporations Division 315 West Tower #2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER : 052840213 CONTROL NUMBER: 0208707 EFFECTIVE DATE: 10/11/2005 REFERENCE : 0091 PRINT DATE : 10/11/2005 FORM NUMBER : 111

PATTIE HARDY

CT CORPORATION SYSTEM

1201 PEACHTREE ST., NE

ATLANTA, GA 30361

CERTIFICATE OF AMENDMENT

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify underthe seal of my office that

PENLEY, INC.

A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the Office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

Cathy Cox Secretary of State

ARTICLES OF AMENDMENT

Pursuant to the provisions of the Georgia Business Corporation Code, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose, submits the following:

1. The name of the corporation is Penley, Inc.

2. Article Six of the Penley Inc.’s Articles of Incorporation is deleted in its entirety and replaced with the following:

“ARTICLE SIX

BOARD OF DIRECTORS

The number of directors which shall constitute the entire Board of Directors shall not be more than nine.”

3. The date of adoption of this amendment is October 6, 2005.

4. This amendment has been adopted by the sole shareholder of Penley, Inc. in accordance with the provisions of Georgia Business Corporation Code Section 14-2-1003.

Date: October 6, 2005	Penley, Inc.

	By:	/s/ Paul F. Walsh
	Name:	Paul F. Walsh
	Title:	Chief Executive Officer

SECRETARY OF STATE 2005 OCT 11 A 8:30 CORPORATIONS DIVISION

Secretary of State

Corporations Division

315 West Tower

#2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530

CERTIFICATE OF INCORPORATION

PENLY, INC.

A DOMESTIC PROFIT CORPORATION

ARTICLES OF INCORPORATION

OF

PENLEY, INC.

ARTICLE ONE

NAME

The name of the corporation is Penley, Inc.

ARTICLE TWO

CAPITALIZATION

The total number of shares of all classes of stock which the Corporation has authority to issue is (a) fifteen million (15,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each class of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to the issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by (i) adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, (ii) if and to the extent from time to time required by law, filing articles of amendment that are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a)	the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

#881010 v1 – Articles of Incorp. for Penley

(b)	whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(c)	the obligation, if any. of the Corporation to redeem shares of such series pursuant to a sinking fund;

(d)	whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e)	whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(f)	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(g)	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

Common Stock

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to Article Two, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including, but not limited to, the following rights and privileges:

(a)	dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)	the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)	upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.

#881010 v1 – Articles of Incorp. for Penley

ARTICLE THREE

INITIAL REGISTERED OFFICE AND AGENT

The street address and county of the initial registered office of the Corporation shall be at 5850 Hershinger Close, Duluth (Fulton County), Georgia, 30097. The initial registered agent of the Corporation at such address shall be Bruce F. Lowthers, Jr..

ARTICLE FOUR

INCORPORATOR

The name and address of the sole incorporator is as follows:

Bruce F. Lowthers, Jr.

5850 Hershinger Close

Duluth, Georgia 30097

ARTICLE FIVE

MAILING ADDRESS OF PRINCIPAL OFFICE

The mailing address of the principal office of the Corporation is as follows:

5850 Hershinger Close

Duluth, Georgia 30097

ARTICLE SIX

BOARD OF DIRECTORS

The number of directors which shall constitute the entire Board of Directors shall not be fewer than two nor more than nine. Within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors. The Board of Directors shall nominate candidates to stand for election as directors; in addition, other candidates may be nominated by any Corporation shareholder, provided such other nomination(s) are submitted in writing to the secretary of the Corporation no later than 90 days prior to the meeting of shareholders at which such directors are to be elected, together with the identity of the nominator and the number of shares of the Corporation’s stock owned, directly or indirectly, by the nominator. Directors need not be shareholders.

Effective as of the annual meeting of the shareholders in 2002, the Board of Directors shall be divided into three classes (designated as Class I, Class II, and Class III), as nearly equal in number as possible. The initial term of office of Class I directors shall expire at the annual meeting of shareholders in 2003, that of Class II directors shall expire at the annual meeting in 2004, and that of Class III directors shall expire at the annual meeting in 2005, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

#881010 v1 – Articles of Incorp. for Penley

If the number of directors is changed by resolution of the Board of Directors pursuant to this Articles Six, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

The directors remaining in office acting by a majority vote, or a sole remaining director, although less than a quorum, may fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified, or until his or her earlier resignation, removal from office, death or incapacity.

ARTICLE SEVEN

LIMITATION ON DIRECTOR AND OFFICER LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(a)	any appropriation, in violation of the director’s duties, of any business opportunity or the Corporation;

(b)	acts or omissions that involve intentional misconduct or a knowing violation of law;

(c)	liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; and

(d)	any transaction from which the director derived an improper personal benefit.

If at any time the Georgia Business Corporation Code (the “Code”) shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

Unless expressly prohibited by the Code, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or executive or senior officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such

#881010 v1 – Articles of Incorp. for Penley

action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Corporation shall advance necessary funds for such indemnification as requested by the director or officer being indemnified as allowed by law.

ARTICLE EIGHT

AMENDMENT TO ARTICLES OF INCORPORATION

The Corporation reserves the right, at any time and from time to time, to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, and other provisions may be added or inserted, in the manner now or hereafter prescribed by law, except that Articles Six, Seven, Eight and Nine may not be altered, amended or repealed except by the affirmative vote of the holders of at least eighty percent (80%) of the shares of Common Stock entitled to vote thereon and the affirmative vote of a majority of the members of the entire Board of Directors; and all rights, preferences, and privileges of whatsoever nature conferred upon shareholders, directors, or any other person whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights herein reserved.

ARTICLE NINE

ACTION BY COMMON SHAREHOLDERS

Any action required or permitted to be taken at a common shareholders’ meeting may be taken without a meeting if the action is taken by the written consent of persons holding at least eighty percent (80%) of the number of shares that would be entitled to vote with respect to the action at a meeting. The action must be evidenced by one or more written consents describing the action taken, signed by the common shareholders holding at least eighty percent (80%) of the number of shares that would be entitled to vote with respect to the action at a meeting, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

#881010 v1 – Articles of Incorp. for Penley

IN WITNESS WHEREOF, the undersigned hereby executes these Articles of Incorporation on this 14 day of February, 2002.

PENLEY, INC.

By:	/s/ Bruce F. Lowthers
Bruce F. Lowthers, Jr., Incorporator

#881010 v1 – Articles of Incorp. for Penley

CATHY COX

Secretary of State

OFFICE OF SECRETARY OF STATE

CORPORATIONS DIVISION

315 West Tower, #2 Martin Luther King. Jr. Drive

Atlanta, Georgia 30334-1530

(404)656-2817

Registered agent officer, entity status information via the internet

http://www.sos.state.ga.us./corporation

WARREN RARY

Director

QUINTILIS B. ROBINSON

Deputy Director

TRANSMITTAL INFORMATION

GEORGIA PROFIT OR NONPROFIT CORPORATIONS

DO NOT WRITE IN SHADED AREA - SOS USE ONLY

DOCKET	# PENDING # 432979 CONTROL #

DOCKET CODE                 DATE FILED            AMOUNT RECEIVED             CHECK RECEIPT #

TYPE CODE                 EXAMINIER                    JURIS DICTION (COUNTY) CODE 60

NOTICE TO APPLICANT: PRINT PLAINLY OR TYPE REMAINDER OF THIS FORM

1.

020380230

Corporate Name Reservation Number

Penley, Inc.

Corporate Name

2.

Bruce F. Lowthers, Jr.(770)232-1176

Applicant/Attorney                                                                                                                                                Telephone Number

5850 Hershinger Close

Address

Duluth                                                                          GA                                                                   30097

City                                                                                       State                                                                      Zip Code

3. Mail or deliver to the Secretary of State, at the above address, the following:

1)	This transmittal form
2)	Original and one copy of the Articles of Incorporation
3)	Filing fee of $60.00 payable to Secretary of State. Filing fees are NON-refundable.

I certify that a Notice of Incorporation or Notice of Intent to Incorporate with a publication fee of $40.00 has been or will be mailed or delivered to the official organ of the county where the initial registered office of the corporation is to be located. (The Clerk of Superior Court can advise you of the official organ in a particular county.)

Authorized Signature

Date

Business entity information via the Internet: http://www.sos.state.ga.us/corporations/